604-408-1580

Stockgroup

www.stockgroup.com
600 - 750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7
Telephone
604.331.0995
800.650.1211
Fax
604.331.1194

March 9, 2006

Susan Lovell
1025 Grand Blvd.
North Vancouver, B.C.
V7L 3X1

Dear Susan,

It is my pleasure to offer you the position of Chief Financial Officer with Stockgroup Media Inc. and Stockgroup Information Systems Inc. We are excited to bring you onto our growing team and look forward to a great relationship together. Below we have outlined the terms of your employment for your review and acceptance. Should you accept these terms this offer letter will serve as your employment agreement with us. On your start date, which is ~~March 20, 2006~~ April 3, 2006 we will also require you to sign a confidentiality and insider trading agreement.

Position: **Chief Financial Officer**

Duties:

1. **Financial Strategy:** Provide useful historic, current and future-oriented financial insights to help make better decisions about formulating and executing strategy. Should be intimately familiar with current state of financial affairs and be able to provide financial planning and analysis to predict future state of financial affairs. Is able to implement a long-term financial model that can be measured periodically and benchmarked against industry peers.

2. **Teamwork:** Interact effectively with other parts of the company; is a trusted business advisor across organization; relied upon for objective business guidance by functional executives, not just CEO; establishes culture of accountability in managing the business, requiring business leaders to live up to expectations/results. Win trust within Company community

3. **Mentor and Support Management Team:** As the number two person in the company you will effectively mentor and support the management team in executing the company's initiatives.

4. **Manage the Finance and Admin organization:** Hiring, coaching, mentoring and keeping top talent and removing non-performers in the finance function. Currently four direct reports, Accounting Manager, intermediate accountant, AR accountant and receptionist. Increase the technical excellence of the group and improve processes to support anticipated and current growth rate.

5. **Human Resources:** The Company requires you to support the development of a progressive human resource department. A Human resource specialist is currently being recruited to assist in the recruitment of top talent. Leadership, management training and policies will need to be developed and then delivered. Managing the employee life cycle including development of all letters, contracts and performance feedback will reside with the CFO.

www.stockgroup.com
500 - 750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7
Telephone
604.331.0995
800.650.1211
Fax
604.331.1194

6. **Budgeting, reporting, and controls:** Prepare accurate and timely budgets and reports; identify and track key financial performance metrics to drive/manage the growth of the business. Create accountability metrics, measure periodically and instil accountability and reporting by all stakeholders. You will assess the current accounting applications and recommend if a change is warranted. You will possess knowledge of systems to gather and report information in a professional services environment that requires project management and time reporting.

7. **Compliance, Integrity and regulatory reporting:** Ensures reliability and integrity of financial reporting. Work's with auditors on quarterly reviews and annual audits with appropriate involvement to the CEO and audit committee. Ensures compliance and regulatory matters, including financial reporting are met on a timely basis. Individual is able to communicate effectively with the audit committee and ensure compliance with SOX 404 if required.

8. **Analysis:** Conduct meaningful financial analysis to improve management decisions related to make vs. buy, CAPEX, cash management, other financial decisions, etc. Individual is able to understand foreign currency risks and other financial risks and develop appropriate plans to mitigate/measure risks.

9. **Board Communications:** Report to Chairman of the audit committee and act as corporate secretary. The candidate will be familiar with Board processes and the development of meaningful information packages that are delivered timely and reliably each meeting.

10. **Contract Negotiations:** As one of the lead negotiators in the company you will be expected to mentor other managers to obtain the highest value for the company. You will be the primary reviewer and signatory on all contracts.

11. **Tax:** Stockgroup has cross border operations that will require you to have knowledge of US and Canadian tax laws for compliance and planning to the benefit of the company.

12. **Legal:** You will become familiar with the corporate requirements in British Columbia, Alberta, Colorado and New York. All legal matters pertaining to the company and its subsidiaries will be the responsibility of the CFO.

13. **Corporate Finance:** Assist the CEO with aspects of communicating with the shareholders and investment community as the need arises. Work with the VP Marketing in developing an IR strategy to communicate the progress of the company to the markets.

14. **Live the Company Values:** Results driven, works independently and supports executive team when required.

The above-listed duties are not exhaustive and may be changed due to changing circumstances in the marketplace, industry or company. The general expectation is a full-time, best effort workweek reflected of an executive officer.

Base Salary

Your base salary will be C$120,000 annually paid in equal instalments twice a month or 24 times a year.

Stockgroup

www.stockgroup.com
500 - 750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7
Telephone
604.331.0995
800.650.1211
Fax
604.331.1194

Bonus
You will be eligible to receive an incentive bonus of up to $25,000 annually, split between corporate and department objectives. These goals will be determined by May 1, 2006. The split will be 75% on company objectives and 25% on departmental objectives. Future annual goals may be a combination of cash and/or stock option incentive.

Stock Options
You will be eligible to participate in the Company Stock Option plan subject to and upon execution of an Incentive Stock Option Agreement. You will have options to purchase up to 150,000 common shares of our parent company, Stockgroup Information Systems Inc., which options will vest as follows:

- 6.25% per quarter beginning one quarter after your grant date (4 year vesting)

The Company stock option plan will be formally documented separately.

Stock Purchase Incentive
Company will pay an incentive; of up to US$10,000 to assist in the purchase of shares in Stockgroup. The bonus will be paid on a 30% ratio of purchase value. Shares must be purchased within 60 days of starting and be held for minimum of one year to qualify for bonus.

Medical/Dental/Other Insurance
Our benefit plan is partially optional and partially mandatory. The mandatory part of the plan is for Life Insurance, Long Term Disability Insurance and Accidental Death & Dismemberment Insurance. The optional portion is for extended medical and dental benefits. You may only opt out of this portion if you are covered under another plan such as your spouse's extended coverage plan. We reserve the right to change or discontinue any medical, dental or other benefits plans at any time, subject to applicable federal, provincial law and state law. Premiums are paid 50% by the Company and 50% by the manager. If you elect to participate in the medical and dental plan, your participation will be effective from your start date.

Vacations
You will be entitled to four weeks of paid vacation in your first year and participation in the company's 5-week vacation program after year one. Unused vacation is not accruable in cash. Scheduling of vacation days shall be in Company's reasonable discretion.

Car Parking
One parking spot in our building will be made available at no cost.

Professional Fees
You will be entitled to reimbursement of your professional fees and training programs up to a maximum of $2000 annually.

Cell Phone
The Company will reimburse you for your cellular phone expense used for business purposes.

Stockgroup

www.stockgroup.com
500 - 750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7
Telephone
604.331.0995
800.650.1211
Fax
604.331.1194

External Board Positions

You may participate as a non-active board member on one public or private board as long as it does not conflict with your ability to act in your capacity at Stockgroup. You agree to disclose these obligations are receive approval that they do not conflict with the Company prior to joining.

Compliance with Insider Trading Guidelines and Restrictions

As a result of your position as CFO you are subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Company. The Company may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of your employment as a senior officer of the Company that you comply with such guidelines and restrictions.

Termination

If you are terminated for any reason by the Company with the exception of Cause as defined below within the first 395 days from the start of your employment, the Company shall pay you a sum of one month base salary as severance. If the Company terminates you without cause at any time after 395 days from the start of your employment, you will be entitled to one-month base salary as severance for each full year you were employed up to a maximum of 4 months. In the event that more than 50.1% of the Company's common shares are acquired by a third party or in the event of a sale of substantially all the assets of the business, excluding bankruptcy or receivership (change of control), you may elect to terminate this agreement with 60 days notice and receive four months base salary as compensation. You will have 30 days from the completion of the change of control to exercise this right or it will be forfeited.

with a minimum of 3mos. severance

In addition all unvested options will become fully vested immediately.

Termination by the Company for Cause

The Company may terminate your employment as CFO for Cause at any time without any notice or severance. In this Agreement, "Cause" shall mean the following:

(a) the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company's customers or suppliers;

(b) your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that demonstrably impacts adversely on the Company or disqualifies you to hold your office by law or regulation; or

(c) your wilful material and damaging misconduct in the performance of your duties;

(d) your gross negligence or other gross misconduct which has caused substantial harm or damage material to the Company;

(e) your failure to disclose, wilfully, intentionally and in bad faith material information or providing materially false or misleading information about the condition of the Company and such non-disclosure has a material adverse effect on the Company;

(f) any other matter constituting just cause at common law

Stockgroup

www.stockgroup.com
500 - 750 W. Pender Street
Vancouver, British Columbia
Canada V6C 2T7
Telephone
604.331.0995
800.650.1211
Fax
604.331.1194

Unilateral Termination
If you choose to unilaterally terminate this agreement, you agree to give the company a minimum of 60 days notice and be involved in the recruiting of a replacement.

Agreement Confidential
Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

Governing Law
This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto agree to the exclusive jurisdiction of courts of such province.

Concluding Remarks:
Susan, I am looking forward to working with you and supporting you in your goals here at Stockgroup. I know you will be a valuable addition to the team. Welcome to our company!

Sincerely,

Marcus New
President & CEO
Stockgroup Media Inc.
(604) 331-0995 ext 100

Accepted on March ~~10~~ 11, 2006

X Susan Lovell
Susan Lovell